Pricing Supplement dated February 20, 2003                    Rule 424(b)(3)
(To Prospectus dated November 30, 2001 and                    File No. 333-72676
Prospectus Supplement dated November 30, 2001)                Cusip No.88319QF40



                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                  Floating Rate

Issuer:  Textron Financial Corporation


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
Principal Amount:  $15,000,000              Initial Interest Rate:  2.35000%
Agent's Discount or Commission:  $37,500    Original Issue Date *:  February 25, 2003
Net Proceeds to Issuer *:  $14,976,208.33   Stated Maturity Date:  February 11, 2005
------------------------------------------------------------------------------------------

Interest Category
[X]  Regular Floating Rate Note

[ ] Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate: %

[ ]  Inverse Floating Rate Note [ ] Fixed Interest Rate: %

Interest Rate Basis or Bases:
     [ ]CD Rate                   [ ]Federal Funds Rate [ ]Prime Rate
     [ ]CMT Rate                  [X]LIBOR              [ ]Other (see attached)
     [ ]Commercial Paper Rate     [ ]Treasury Rate

If LIBOR:
     [ ]LIBOR Reuters Page:
     [X]LIBOR Telerate Page:  3750
     LIBOR Currency:  US$

If CMT Rate:
       CMT Telerate Page:
       [ ] Telerate Page 7051
       [ ] Telerate Page 7052
          [ ] Weekly Average
          [ ] Monthly Average

Spread (+/-):  +100 bps                  Maximum Interest Rate:     %

Spread Multiplier:  N/A                  Minimum Interest Rate:     %

Index Maturity:  3 month

Initial Interest Reset Date:  May 12, 2003

Interest Reset Dates: Quarterly, on the 11th day of February, May, August and November

Interest Payment Dates: Quarterly, on the 11th day of February, May, August and November

Interest  Determination  Dates:  two business days prior to each Interest  Reset
Date

Regular Record Date(s):

Calculation Agent (if other than SunTrust Bank):


Day Count Convention:

       [X] Actual/360 for the period from February 11, 2003 to February 11, 2005
       [ ] Actual/Actual for the period from _______ to _______
       [ ] 30/360 for the period from _______ to _______

Redemption:
       [X] The Notes cannot be redeemed prior to the Stated Maturity Date.
       [ ] The Notes can be redeemed prior to Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:  ____%
           Annual  Redemption Percentage   Reduction:   ____%  until  Redemption
           Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [  ]   Yes  [X]   No
     Issue Price: %

         Total Amount of OID:
         Yield to Maturity:             %
         Initial Accrual Period OID:

Agent:
     [ ]Merrill Lynch, Pierce, Fenner & Smith     [X] Wachovia Securities
                   Incorporated                   [ ]Fleet Securities, Inc.
     [ ]Banc of America Securities LLC            [ ]J.P. Morgan Securities Inc.
     [ ]Banc One Capital Markets, Inc.            [ ]Salomon Smith Barney Inc.
     [ ]Barclays Capital Inc.                     [ ]UBS Warburg LLC
     [ ]Credit Suisse First Boston Corporation    [ ]Other: _______________
     [ ]Deutsche Bank Alex. Brown Inc.


Agent acting in the capacity as indicated below:
       [X] Agent      [  ] Principal

If as Principal:
     [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
     [ ] The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:
        The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:

* The net proceeds to Issuer includes $13,708.33 of accrued interest. Interest will be paid from February 11, 2003.



             Terms are not completed for certain items above because
                         such items are not applicable.